Exhibit 99.1

Global Crossing Subsidiary Announces Pricing of Senior Notes

FOR IMMEDIATE RELEASE:  THURSDAY, FEBRUARY 8, 2007

Florham Park, N.J. - Global Crossing Limited (NASDAQ: GLBC) today announced that its wholly-owned indirect subsidiary, GC Impsat Holdings I Plc, priced an offering of $225 million aggregate principal amount of its 9.875 percent senior notes due 2017, an increase of $25 million from the amount previously announced. The sale is expected to close on February 14, 2007.

The proceeds of the offering will be used to finance a portion of the purchase price (including the repayment of indebtedness) of Global Crossing's proposed acquisition of Impsat Fiber Networks, Inc. The company will deposit the proceeds of the offering into an escrow account pending consummation of the acquisition. If the merger agreement is terminated or the acquisition is not consummated by May 25, 2007, GC Impsat Holdings I Plc will be required to redeem the notes with the proceeds contained in the escrow account.

The notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Act"), and outside the United States in compliance with Regulation S under the Act.

The notes will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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This press release contains statements that are forward-looking, which are subject to risks and uncertainties, including the possibility that the proposed acquisition of Impsat is not completed due to the failure to satisfy a closing condition or the making of a superior offer by another bidder; the failure to close the notes offering; legal and other risks due to the company's and Impsat's substantial international operations; and other risks referenced from time to time in the company's and Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1